Exhibit 99.1

[LOGO OF INTELLI-CHECK, INC.]

FOR IMMEDIATE RELEASE

Intelli-Check Contact: Frank Mandelbaum, 516-992-1900
Investor Contact:  Anthony Loumidis, Alexandros Partners, 781-622-1117
                   John Baldissera, BPC Financial Marketing, 800-368-1217 Media Contact: Caroline Grossman, 781-771-5579

          Intelli-Check Announces First Quarter 2005 Financial Results

WOODBURY, New York (May 13, 2005) - Intelli-Check, Inc. (AMEX:IDN), a leader in advanced identification-document verification systems, today announced financial results for the first quarter ended March 31, 2005.

Revenues for the first three months of 2005 remained relatively unchanged at $296,832 compared to $298,259 for the same period in 2004. However, the company reported a 27.5 percent increase year over year in sales bookings, which represents shipments of products and contracted services, to $350,179 in 2005, from $274,571 in 2004. Net loss increased to $1,569,603, or $.17 per share in Q1 2005, from $1,075,465, or $.12 per share in Q1 2004. The net loss in 2005 included $246,400 in non-cash expenses. In 2004, the net loss included $55,000 of non-cash expenses.. Contributing to the loss in 2005 was an increase in legal fees of approximately $525,000, primarily as a result of patent-infringement litigation. Basic and diluted weighted average shares outstanding used in computing per-share amounts were 10,467,186 in the 2005 quarter and 10,153,158 in the 2004 quarter. At quarter-end of 2005, the company had on its balance sheet $3,508,428 in cash, cash equivalents and short-term marketable securities and other investments. Additionally, during this period, as a result of the conversion of the redeemable convertible preferred stock held by Gryphon Master Fund L.P. into common stock, and after taking into account the loss reported for the period, stockholders' equity increased by $1,462,675 to $2,330,999 from year-end 2004.

"We believe that the first quarter, with its continuing increase in bookings, marks a turning point for the company," said Frank Mandelbaum, chairman and chief executive officer. "We believe that the market and political climate have shifted in our favor, and we are prepared to react to opportunities with our strong portfolio of products that address the markets' changing needs. We believe the demand for our point-of-sale solution is growing because we have demonstrated in head-to-head comparisons that our technology not only provides increased security against identify theft, check, credit card and other economic frauds, but also offers significant productivity enhancements to users. In addition, since some 90 percent of all driver licenses now contain encoded and verifiable information, it makes our systems much more attractive, allowing utilization on a national level. On the political side, the passage of the Real ID Act as an amendment to the Iraq funding bill, which is now awaiting Presidential signature, will ensure that the driver license continues to be the single most-important document used for identification purposes. The act stipulates what information must be encoded on the license, but it does not stipulate the encoding format. We believe this will make our patented parsing technology all-the-more valuable. Intelli-Check's technology is, to our knowledge, the only available one that can verify the approximately 160 encoding formats on licenses from approximately 60 jurisdictions in the U.S. and Canada."

Mr. Mandelbaum continued, "I would also like to take this opportunity to thank retiring board member Evelyn Berezin for her dedicated service to the company and its shareholders, a position she has held since 1999. The governance and nominating committee of the board has nominated Guy L. Smith for election to this open board seat at our annual stockholder's meeting. He currently holds the position of executive vice president of Diageo North America - the world's leading premium drinks company. He is a leading figure in both the corporate world and public service, and we are honored that he has agreed to stand for election.


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

Mr. Smith manages public, government, and corporate relations for Diageo. He oversees all communications, public affairs, marketing public relations and corporate responsibility programs for the company and sits on the company's North American Executive Committee. He is also responsible for the company's undertakings to reduce under-age access and abuse of alcoholic beverages. Prior to joining Diageo he served on the White House staff as a Special Advisor to President Clinton.

The company will host a conference call for shareholders and members of the investment community to discuss its financial results and corporate initiatives on Monday, May 16th at 9:00 am (EDT). Interested parties may participate in the call by dialing 877-236-1078 approximately 10 minutes before the call is scheduled to begin. International callers should dial 213-408-0663. For anyone who is unable to participate in the live conference, access to a recording will be available for 72 hours after the call. The rebroadcast can be accessed domestically by dialing 888-567-0671. For international callers, the dial-in is 402-530-0413.

                       Condensed Statements of Operations
           for Three Months Ended March 31, 2005 and 2004 (Unaudited)

                                                                   -------------  -----------
                                                                     Q1 2005      Q1 2004
------------------------------------------------------------------ -------------  -----------
Revenues                                                           $     296,832  $   298,259
------------------------------------------------------------------ -------------  -----------
Net Loss                                                           $  (1,569,603) $(1,075,465)
------------------------------------------------------------------ -------------  -----------
Net Loss Per Common Share - Basic and Diluted                      $       (0.17) $     (0.12)
------------------------------------------------------------------ -------------  -----------
Weighted Average Common Shares Used in Computing Per-Share
Amounts - Basic and Diluted                                           10,467,186   10,153,158
------------------------------------------------------------------ -------------  -----------

About Intelli-Check, Inc.

Intelli-Check, Inc. is the acknowledged leader in technology that assures the authenticity of driver licenses, state issued non-driver and military identification cards used as proof of identity. Our patented ID-CHECK technology instantly reads, analyzes, and verifies the encoded data in magnetic stripes and barcodes on government-issue IDs from approximately 60 jurisdictions in the U.S. and Canada to determine if the content and format is valid. Applications include:

o security and access control to protect airports, government and commercial buildings, military installations, and other critical sites

o identity theft, commercial and government fraud prevention to help stem the millions of dollars each year in losses from credit card, check-cashing, bank, insurance, healthcare and pharmacy fraud

o age verification to protect bars and other retail establishments from the potential fines and penalties associated with selling age-restricted products to minors

o productivity enhancement to eliminate inefficiencies and inaccuracies associated with manual data entry

The company has been the national testing laboratory for the American Association of Motor Vehicle Administrators (AAMVA) since 1999 and has access to all the currently encoded driver license formats. For more information, please visit www.intellicheck.com.

Intelli-Check Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "believe," "expect", "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Our actual results may differ materially from the information presented here. There is no assurance that the use of ID-CHECK technology by our potential customers and partners, or government efforts to enhance security will lead to additional sales of ID-CHECK technology. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.


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